Exhibit 99.3

First American Funds Complex
Rule 17g-1 Fidelity Bond Filing
Amount of Single Insured Bond for Joint Insureds
Period of Coverage: October 1, 2015-October 1, 2016

Fund	Single Insured Bond Coverage
First American Funds, Inc.	2,500,000
Mount Vernon Securities Lending Trust	2,500,000